For immediate release                                  Contact: Jennifer Clippinger
March 19, 2007                                     CommunityBanks
                                                    717.920.5838

East Prospect State Bank Shareholders Approve Merger

Harrisburg, PA (March 19, 2007) - Shareholders from East Prospect State Bank met Wednesday, March 14th and approved the merger into CommunityBanks, the bank subsidiary of Community Banks, Inc. (Nasdaq: CMTY). All regulatory approvals have been received, and the banks anticipate completing the merger on April 1, 2007.
Community Banks, Inc., a financial holding company with approximately $3.5 billion in assets and 74 banking offices throughout central and eastern Pennsylvania and northern Maryland, is headquartered in Harrisburg, Pennsylvania. East Prospect State Bank has one banking office in East Prospect, Pennsylvania and over $58 million in total assets.
Upon consummation of the transaction, East Prospect's banking office will become a part of CommunityBanks' York Region, and its twentieth office in York County, Pennsylvania.

This press release contains "forward-looking" information as defined by the Private Securities Litigation Reform Act of 1995, which is based on Community's current expectations, estimates and projections about future events and financial trends affecting the financial condition of the businesses. These statements are not historical facts or guarantees of future performance, events, or results. Such statements involve potential risks and uncertainties and, accordingly, actual performance results may differ materially. Community undertakes no obligation to update or revise forward- looking information, whether as a result of new, updated information, future events, or otherwise.